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Exhibit 99.1

Apex Mortgage Capital, Inc. Announces Sale of 4.4 Million Shares

LOS ANGELES, May 23 /PRNewswire-FirstCall/—Apex Mortgage Capital, Inc. (Amex: AXM—News) today announced the public offering of 4,400,000 shares of common stock, through Credit Suisse First Boston as the underwriter, at a price to the public of $13.00 per share. The offering is being made by the Company under its Shelf Registration Statement previously declared effective by the Securities and Exchange Commission. The Company has granted Credit Suisse First Boston a 30-day option to purchase up to 660,000 additional shares to cover over-allotments, if any.

Apex Mortgage Capital, Inc. intends to use the net proceeds from the sale of its shares to purchase mortgage-related assets consistent with its investment policy.

About Apex Mortgage Capital

Apex Mortgage Capital, Inc. is a financial company structured as a real estate investment trust. The Company primarily acquires United States agency securities, other mortgage securities, mortgage loans, equity securities and other investments. Investors can obtain additional information about the Company on its web site at http://www.apexreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: risks associated with implementing the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A copy of the offering prospectus may be obtained from Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, NY 10010 (Telephone: 212-325-2580).

  CONTACT:

  Media—Josh Pekarsky or Adam Weiner
  Kekst and Company
  212-521-4800

  Investor—David DeVito
  Chief Financial Officer of Apex Mortgage Capital, Inc.
  213-244-0585

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  Exhibit 99.1